Agreement

                                                                    Exhibit 6.30
                                                                     Page 1 of 1

between
Mr. Horst Dieter Braun, Schrenkweg 1, 85658 Egmating and
Mr. Peter Eugen Braun, grad. eng., Schopenhauerstr, 23,85579 Neubiberg, on one part

and
IQ Battery Research & Development GmbH, Inselkammerstr.4,82008 Unterhaching.



We, Horst Dieter Braun and Peter E. Braun, grad. eng. Are hereby waiving the counter performance payable to us pursuant to Sec.2.1b) and c) of the contract regarding commercial property rights and Know-how effected between us and the IQ Battery Research & Development GmbH., dated 15.03.1995 (40% of the revenue from not turnover-dependent license fees, including fees for the granting of options to effect license contracts, as well as 20% of all annual and turnover-dependent license revenues of the company from license contracts with contract-related industrial property rights up to the year 2000.

IQ Battery Research & Development GmbH. is accepting this waiver.

              Place, date          Horst Dieter Braun
Munich, 9.10.1998 (signature)

              Place, date          Peter Eugen Braun, grad. eng.
Munich, 9.10.1998 (signature)

              Place, date          IQ Battery Research & Development GmbH.
Munich, 9.10.1998 (signature)